Exhibit 10.11

PROMISSORY NOTE 2

$500,000,000	January 27, 2021

FOR VALUE RECEIVED, QUALTRICS INTERNATIONAL INC., a Delaware corporation (the “Maker”), hereby promises to pay to the order of SAP AMERICA, INC., a Delaware corporation (the “Payee”), and its successors and assigns, on or before the Maturity Date (as hereinafter defined), the principal sum of Five Hundred Million Dollars ($500,000,000), together with interest from the date hereof to the Maturity Date (as defined below) on the principal balance hereof, pursuant to the terms and conditions contained herein.
This Promissory Note 2 (the “Note”) shall bear interest at a rate of 1.35% per annum compounded semi-annually. No payments in respect of accrued interest will be due prior to the earlier of (i) the exercise of a Prepayment Right and (ii) the Maturity Date. All payments under this Note shall be in lawful money of the United States of America.
The principal balance evidenced by this Note and any accrued interest shall be due and payable in full on or before the earlier of (i) the date that is the 10-year anniversary of the closing date of the initial public offering of the Maker and (ii) the date on which the aggregate net cash proceeds of primary public offerings of shares of the Maker’s Class A common stock for the account of the Maker exceeds $500,000,000 (other than pursuant to a registration statement on Form S-4 or Form S-8, or any successor forms thereto) (the earlier of such dates in clauses (i) and (ii), the “Maturity Date”); provided, however, that the Maker shall have the right to prepay this Note in full or in part at any time (the “Prepayment Right”) at par and without prepayment penalties. If the Maker exercises its Prepayment Right, then, in the case of a partial prepayment, any interest accrued as of such date also shall be payable and such partial prepayment shall apply first towards any interest accrued as of such date and the remainder of any such partial prepayment shall then apply towards the unpaid principal. If the Maker exercises its Prepayment Right in full, all unpaid interest required to be paid on the note shall be payable, even if such interest has not accrued.
At any time following the date that is the six-month anniversary of the closing date of the initial public offering of the Maker, if the 30-day volume weighted average price per share of the Maker’s Class A common stock exceeds $37.50, the Payee shall have the right, exercisable by providing written notice to the Maker, to cause the Maker to effect one or more follow-on public offerings of shares of the Maker’s Class A common stock within 30 days following its receipt of such written notice from the Payee; provided, however, that the Maker shall have the ability to defer any such obligation to effect a follow-on public offering for up to 180 days if, in the good faith judgment of the independent members of the board of directors of Maker, effecting a follow-on public offering would be detrimental to the Maker at such time.
The Maker, for itself and its successors and assigns, hereby waives presentment, protest, notice of demand, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind whatsoever. Any failure by the Payee to exercise any right hereunder or otherwise available at law or in equity shall not be construed as a waiver of the right to exercise the same, or any other right or remedy, at any time.
The indebtedness evidenced by this Note is expressly subordinated in right of payment to the prior payment in full of any Senior Indebtedness in existence on the date of this Note. “Senior Indebtedness” shall mean, unless expressly subordinated to, or made on a parity with the amounts due under this Note, all amounts due in connection with (a) indebtedness of Maker to banks or other financial institutions and (b) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor. The indebtedness evidenced by this Note shall rank pari passu in right of payment with all indebtedness due in connection with the Maker’s trade creditors.
No waiver, amendment or other modification of this Note shall be binding upon either the Maker or the Payee, unless in writing and signed by a duly-authorized representative of both parties. If any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, and without invalidating the remainder of such provision or the remaining provisions of this Note.
Payee may assign or transfer any or all of the obligations hereunder. This Note shall be binding upon the Maker and its successors and assigns. This Note shall be governed by and construed in accordance with the laws of the State of Delaware.
(Signature Page Follows)

IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed and effective as of the day and year first above written.
QUALTRICS INTERNATIONAL INC.
By: /s/ Chris Beckstead
Name: Chris Beckstead
Title: President
[Signature Page to Note 2]